Exhibit 4.11

TENTH AMENDMENT
TO
THE SEARS 401(K) SAVINGS PLAN

Pursuant to the authority reserved to the Company at subsection 14.1 of the Sears 401(k) Savings Plan (the "Plan"), the Plan is hereby amended as follows, effective upon the "Effective Time" (as defined in the Agreement and Plan of Merger between Sears, Roebuck and Co. and KMART Holding Corporation dated November 16, 2004 (the "Merger Agreement")) and further provided that if the Effective Time shall not occur, this amendment shall not become effective and shall be deemed void ab initio:

1. The second to last sentence of subsection 1.1 is hereby revised to read as follows:

All Employer Contributions (other than those described in subsection C-6 of Supplement C) and After-tax Contributions under subsection 5.1 are made to the non-ESOP portion of the Plan and are thereafter invested in accordance with the Participant direction as described in subsection 6.3, and may be invested in Investment Funds held under the non-ESOP portion of the Plan or transferred to the ESOP portion of the Plan and invested in the Sears Holdings Stock Fund (described below).

2. The following paragraph is added at the end of subsection 1.1:

In connection with the proposed merger of Sears, Roebuck and Co. and KMART Holding Corporation under the Agreement and Plan of Merger between Sears, Roebuck and Co. and KMART Holding Corporation dated November 16, 2004, and as may be amended (the "Merger Agreement")), upon the closing of the Merger all of the Common Stock shall be converted to cash and shares of common stock of Sears Holdings Corporation, in accordance with the terms of the Merger Agreement, and as described in subsection 6.10. At such time the Company Stock Fund shall be renamed the Sears Holdings Stock Fund, and shall be designed to invest in the common stock of Sears Holdings Corporation ("Sears Holdings shares").

3. Paragraphs (a) and (b) of subsection 5.1 are hereby revised to read as follows:

(a) With respect to all Participants other than Enhanced Match Participants, subject to the terms and conditions of the Plan, including subsection 7.3 and Supplement C hereof, the "Employer Contribution" to the Plan for the Plan Year commencing January 1, 2005, and for each Plan Year thereafter shall be equal to 70 percent of the Pre-Tax Contributions made on behalf of Participants for such Plan Year that do not exceed 5 percent of their Eligible Compensation for the Plan Year, excluding (i) Eligible Compensation for any period before their "Match Eligibility Date," as defined in subsection 5.6, and (ii) Eligible Compensation for the period prior to the date that they become Participants in the Plan. Notwithstanding the foregoing, the Employer Contributions otherwise required under this subsection 5.1(a) for any Plan Year shall be reduced by the Fair Market Value of the allocation, if any, to the Accounts of Participants in accordance with subsection C-8 of Supplement C.

(b) With respect to Enhanced Match Participants (as defined at paragraph (c) below), subject to the terms and conditions of the Plan, including subsection 7.3 and Supplement C hereof, the "Employer Contribution" to the Plan for the Plan Year commencing January 1, 2005, and for each Plan Year thereafter shall be an amount equal to 150% of such Enhanced Match Participant's Pre-tax Contributions that do not exceed 1% of the Participant's Eligible Compensation, plus 100% of such Enhanced Match Participant's Pre-tax Contributions that do not exceed 4% of the Participant's Eligible Compensation for the Plan Year, excluding (i) Eligible Compensation for any period before their "Match Eligibility Date," as defined in subsection 5.6, and (ii) Eligible Compensation for the period prior to the date that they become Participants in the Plan. Notwithstanding the foregoing, the Employer Contributions otherwise required under this subsection 5.1(b) for any Plan Year shall be reduced by the allocation, if any, to the Accounts of Participants in accordance with subsection C-8 of Supplement C.

3. The last sentence of subsection 6.1 is hereby revised to read as follows:

One of the Investment Funds shall be the "Sears Holdings Stock Fund," which shall be invested in Sears Holdings shares and cash or cash equivalents held for liquidity purposes, which shall be a part of the ESOP.

4. The last paragraph of subsection 6.3 is hereby revised in its entirety to read as follows:

Pre-Tax Contributions, Employer Contributions (other than those described in subsection C-6 of Supplement C) and After-Tax Contributions are made to the non-ESOP portion of the Plan and are initially held in a short-term investment fund in the non-ESOP portion of the Plan designated by the Committee for a period of two to three days. Thereafter, all such amounts are invested in accordance with each Participant's directions, as described in the first paragraph of this subsection 6.3, and may be invested in the Sears Holdings Stock Fund and thereby transferred to the ESOP portion of the Plan.

5. Subsection 6.5 is hereby amended by deleting the phrase "the Company Stock Fund", and replacing it with the "Sears Holdings Stock Fund".

6. Subsection 6.6 is hereby revised to read as follows:

6.6 Voting and Tendering of Sears Holdings Shares. Notwithstanding any other provisions of this Plan:

(a) Sears Holdings shares held by the Trustee shall be voted as follows:

(i) Before each meeting of the shareholders of Sears Holdings Corporation, each Participant shall be furnished with a proxy statement for the meeting, together with an appropriate form on which the Participant may provide voting instructions (including instructions on matters not specified in the proxy statement which may come before the meeting) for the Sears Holdings shares allocated to the Participant's Accounts under the Plan on the Accounting Date coinciding with or next preceding the record date for such meeting for which the number of such shares has been provided to the Plan Administrator. Upon timely receipt of such instructions, such shares shall be voted as instructed.

(ii) Sears Holdings shares for which the Trustee does not receive timely voting instructions, including those shares which are not allocated to Participants' Accounts, shall be voted in the same proportion as all Sears Holdings shares held under the Plan (including shares held in a separate trust fund) with respect to which directions are received by the Trustee.

(b) Tender and exchange rights with respect to Sears Holdings shares held by the Trustee shall be exercised as follows:

(i) Each Participant shall be furnished with a notice of any tender or exchange offer for, or a request or invitation for tender of, Sears Holdings shares, together with an appropriate form on which such Participant may instruct the Trustee with respect to the tender or exchange of Sears Holdings shares allocated to his Accounts. Sears Holdings shares as to which the Trustee has received timely instructions shall be tendered or exchanged in accordance with such instructions.

(ii) Sears Holdings shares allocated to Participants' Accounts for which instructions are not timely received shall not be tendered or exchanged.

(iii) Sears Holdings shares which are not allocated to Participants' Accounts shall be tendered or exchanged by the Trustee in its sole discretion.

(c) The Company and the Trustee shall take all reasonable steps necessary to assure that Participants' individual directions shall remain confidential. Notwithstanding the foregoing, the Trustee shall provide such information with respect to the tender or exchange of Sears Holdings shares as an independent record keeper may require for operation of the Plan, if the recipient of such information agrees to keep such information confidential.

The Trustee shall execute such ballots, proxies or other instruments as may be necessary or desirable in order to effectuate the provisions of this subsection 6.6.

7. Subsection 6.7 is hereby amended by deleting each reference to "Common Stock" and replacing it with the phrase "Sears Holdings shares", and each phrase the "Company Stock Fund" is deleted and replaced with the phrase "Sears Holdings Stock Fund," and each phrase the "Company" is hereby deleted and replaced with the phrase "Sears Holdings Corporation."

8. The following paragraph is hereby added at the end of subsection 6.8:

In connection with the proposed merger of Sears, Roebuck and Co. and KMART Holding Corporation under the Agreement and Plan of Merger between Sears, Roebuck and Co. and KMART Holding Corporation dated November 16, 2004, and as may be amended (the "Merger Agreement")), upon the closing of the Merger all of the shares of stock of the Company shall be converted to cash and Sears Holdings shares, in accordance with the terms of the Merger Agreement, and as described in subsection 6.10. At such time the "Company Stock Fund" shall be renamed the "Sears Holdings Stock Fund", and shall be designed to invest in Sears Holdings shares.

9. Subsection 11.1 is hereby revised to read as follows:

11.1 Withdrawals by and Distributions to Participants After Termination of Employment. When a Participant's Termination Date occurs (for a reason other than his death), his Accounts shall be distributed or withdrawn in accordance with the following provisions of this Section 11.

(a) If the value of the vested portion of a Participant's Accounts (including any Rollover Account) does not exceed $1,000, the vested portion of his Accounts will be distributed to him in a lump sum payment as soon as practicable after the Plan's Recordkeeper is notified of his termination of employment.

(b) If the value of the vested portion of a Participant's Accounts (including any Rollover Account) exceeds $1,000, the Participant may withdraw the vested portion of his Accounts on the Distribution Date (as defined in paragraph (c) below) that he elects, in a lump sum; provided, however, that such a Participant may make a partial withdrawal of a portion of the vested portion of his Accounts during the first fifteen months following his termination of employment, deferring payment of the rest of his vested Accounts until such later Distribution Date as he elects (within the limits set forth in this Section 11). In the case of all Participants, other than a Participant who retired prior to January 1, 2000, a partial withdrawal under this paragraph 11.1(b) may be made no more frequently than once in any six month period and may be in an amount no less than $250 (or the balance available for withdrawal if less).

(c) A Participant's "Distribution Date" shall mean the date as of which a payment is made to him pursuant to this Section 11, without regard to any administrative delay. A Participant may elect that his Distribution Date occur on any Accounting Date occurring after his Termination Date (but not later than the date on which he attains age 70), provided that no election of a Distribution Date will be valid if it is made more than 90 days prior to such date.

10. New paragraph (e) is hereby added at the end of subsection C-8 of Supplement C:

(e) In connection with the proposed merger of Sears, Roebuck and Co. and KMART Holding Corporation under the Agreement and Plan of Merger between Sears, Roebuck and Co. and KMART Holding Corporation dated November 16, 2004, and as may be amended (the "Merger Agreement")), upon the closing of the Merger, March 24, 2005, or shortly thereafter, all of the shares of Common Stock of the Company shall be converted to cash and shares of stock of Sears Holdings Corporation, in accordance with the terms of the Merger Agreement, and as described in subsection 6.10. Effective March 31, 2005, the last payment on the outstanding ESOP loan shall be paid and thereafter the leveraged portion of the ESOP shall cease. All assets then in the suspense account shall be released upon such final payment and on account of the Merger any shares of Sears Holdings Corporation released shall be converted to cash and allocated among participant accounts in proportion to the allocation described in the first sentence of paragraph 7.3(b) (without regard to the reduction described in clause 7.3(b)(ii)).